Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-127357, 333-42082, 333-47259, 333-68255, 33-77051) on Form S-8 of Tier Technologies, Inc. and subsidiaries of our report dated December 9, 2008 relating to our audits of the consolidated financial statements, the financial statement schedule and internal control over financial reporting, which appear in this Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Tier Technologies, Inc. and subsidiaries for the year ended September 30, 2008.

/s/McGladrey & Pullen, LLP
Vienna, Virginia
December 9, 2008